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                                                                    EXHIBIT 13.3

                  Summarized Quarterly Financial Information


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First West Virginia Bancorp, Inc.
Summarized Quarterly Financial Information
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   A summary of selected quarterly financial information follows:

                                        First          Second           Third
          2000                         Quarter         Quarter         Quarter
                                     -----------     -----------     -----------
   Total interest income             $ 3,497,338     $ 3,652,438     $ 3,830,686
   Total interest expense              1,592,567       1,717,471       1,880,663
   Net interest income                 1,904,771       1,934,967       1,950,023
   Provision for loan losses              97,500          97,500         100,500
   Investment Securities Gain (Loss)      23,443              --              --
   Total other income                    207,183         191,360         231,450
   Total other expenses                1,227,411       1,204,469       1,204,439
   Income before income taxes            810,486         824,358         876,534
   Net income                            559,543         584,860         603,940
   Net income per share                      .37             .39             .40

                                        First          Second           Third          Fourth
          1999                         Quarter         Quarter         Quarter         Quarter
                                     -----------     -----------     -----------     -----------
   Total interest income             $ 3,117,090     $ 3,220,452     $ 3,455,711     $ 3,413,428
   Total interest expense              1,321,239       1,340,768       1,440,894       1,499,061
   Net interest income                 1,795,851       1,879,684       2,014,817       1,914,367
   Provision for loan losses              76,500          76,500          97,500          97,500
   Investment Securities Gain (Loss)       9,153           3,312              54             (20)
   Total other income                    198,994         479,611         199,019         183,297
   Total other expenses                1,133,286       1,177,455       1,284,423       1,145,078
   Income before income taxes            794,212       1,108,652         831,967         855,066
   Net income                            548,216         744,190         566,517         591,458
   Net income per share (1)                  .36             .49             .38             .39

                                        First          Second           Third          Fourth
          1998                         Quarter         Quarter         Quarter         Quarter
                                      ----------     -----------     -----------     -----------

   Total interest income              $3,017,292     $ 3,062,636     $ 3,148,133     $ 3,224,052
   Total interest expense              1,276,939       1,325,792       1,363,263       1,357,847
   Net interest income                 1,740,353       1,736,844       1,784,870       1,866,205
   Provision for loan losses              46,500          56,500          76,500          76,500
   Investment Securities Gain (Loss)      (1,608)             --           2,786               -
   Total other income                    191,504         183,293         215,373         195,010
   Total other expenses                1,109,594       1,125,921       1,172,069       1,266,218
   Income before income taxes            774,155         737,716         754,460         718,497
   Net income                            519,740         501,192         515,715         496,378
   Net income per share (1)                  .35             .33             .34             .33


   (1) Adjusted for 6 for 5 stock split in the effect of a twenty (20) percent common stock dividend, declared October 12, 1999 to shareholders of record as of November 1, 1999, a 4 percent common stock dividend to stockholders of record as of October 1, 1998, and a 3 for 2 stock split in the effect of a fifty (50) percent common stock dividend to shareholders of record as of October 1, 1997.